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                                                                   EXHIBIT 12.1

NTL Incorporated
Computation of Ratio of Earnings to Fixed Charges

                                              Three
                                              Months
                                              Ended                          Year Ended December 31,
                                             June 30,    -------------------------------------------------------------
                                               2003       2002 (1)       2001         2000         1999         1998
                                            ---------    ---------    ----------   ---------    ---------    ---------
Fixed charges:
Interest and amortization of debt expense   $   368.9    $   857.9    $ 1,337.9    $ 1,015.2    $   737.9    $   366.8
Interest portion of rental expense               14.0         46.7         24.8         15.4          9.2          9.8
                                            ---------    ---------    ----------   ---------    ---------    ---------
Fixed charges                                   382.9        904.6      1,362.7      1,030.6        747.1        376.6
Preferred stock dividend requirement               --           --           --           --         13.1         18.8
                                            ---------    ---------    ----------   ---------    ---------    ---------
Combined fixed charges and preferred
stock dividend requirement                  $   382.9    $   904.6    $ 1,362.7    $ 1,030.6    $   760.2    $   395.4
                                            =========    =========    ==========   =========    =========    =========
Earnings:
(Loss) from operations                      $  (508.4)   $(2,401.5)   $(11,718.9)  $(2,468.0)   $  (743.4)   $  (507.2)
Fixed charges                                   382.9        904.6      1,362.7      1,030.6        747.1        376.6
Less: Capitalized interest                       (5.5)       (46.3)       (67.7)       (95.1)       (41.8)       (27.8)
                                            ---------    ---------    ----------   ---------    ---------    ---------
                                            $  (131.0)   $(1,543.2)   $(10,423.9)  $(1,532.5)   $   (38.1)   $  (158.4)
                                            =========    =========    ==========   =========    =========    =========
Ratio of Earnings to Fixed Charges (2)             --           --           --           --           --           --

-----------------

The ratio of earnings to fixed charges and combined fixed charges and preferred stock dividends is not meaningful for the periods that result in a deficit.

(1) In accordance with SOP 90-7, the Company discontinued accruing interest on certain of its debt. For the year ended December 31, 2002, contractual interest was $1,425.4 million, which was $645.2 million in excess of reported interest expense.

(2) For the six months ended June 30, 2003 and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, the deficit of earnings to fixed charges was $513.9 million, $2,447.8 million, $11,786.6 million, $2,563.1 million $785.2 million and $535.0 million, respectively. For the years ended December 31, 1999, 1998 and 1997, the deficit of earnings to combined fixed charges and preferred stock dividends was $798.3 million, $553.8 million and $362.9 million, respectively.

                        Ratio Earnings Fixed March 2003

NTL Comms

                                                                                NTL Comms
                                                      NTL Comms    NTL Comms    Dep/Amort   One-third    Nine Months
                                                      6/30/2003   Capitalized   Schedule      Rent      Ended 9/30/02
                                                         10Q        Interest    6/30/2003    Expense        Total
                                                      ---------   -----------   ---------   ---------   --------------
Fixed charges:
     interest expense                                     363.4           5.5                                    368.9
     amortization of deferred financing                                                --                           --
     interest portion of rental expense                                                          14.0             14.0
                                                                                                        --------------
       fixed charges                                                                                             382.9
     preferred stock dividends                               --                                                     --
                                                                                                        --------------
Combined fixed charges and preferred stock dividend                                                              382.9
                                                                                                        ==============
Earnings:
     loss before income tax benefit                      (508.4)                                                (508.4)
     fixed charges                                                                                               382.9
     less: capitalized interest                                                                                   (5.5)
                                                                                                        --------------
                                                                                                                (131.0)
                                                                                                        ==============
     Deficit of earnings to fixed charges
     Loss from operations                                                                                       (508.4)
     less: capitalized interest                                                                                   (5.5)
                                                                                                        --------------
                                                                                                                (513.9)
                                                                                                        ==============

NTL INCORPORATED
COMMITTMENTS UNDER NON-CANCELLABLE OPERATING LEASES
DECEMBER 31, 2002

                                           2003
                                        Obligation
                                        -----------
(In L)
UK Group                                 48,994,000
Cablelink                                 2,524,000
                                        -----------
Total  UK                                51,518,000
                                        -----------
                               1.6095
Total UK in $                           $82,918,221
                                        -----------
Communications-Rent - actual            $ 1,055,208
                                        -----------
TOTAL COMMUNICATIONS                    $83,973,429
                                        ===========
divide by 3                              27,991,143
# of quarters                                     2
to Exhibit                               13,995,572